UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): March 5, 2007

WORLDTRADESHOW.COM, INC. (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-51126 (Commission File Number)	88-355407 (IRS Employer Identification No.)

9449 Balboa Avenue Suite 114, San Diego, California 92123 (Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (858) 292-9637

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Appointment of Principal Financial Officer

Effective March 5, 2007, WorldTradeShow.com, Inc., (the "Company") appointed Robert T. Malasek ("Malasek") to serve as its Chief Financial Officer. Mr. Malasek had previously served as Consultant for the Company from May of 2006 until the present. Mr. Malasek has rendered accounting consulting services to a variety of clients (including the Company), including a number of public companies. Currently Mr. Malasek also serves as the Chief Financial Officer for NatureWell, Incorporated to which he has been re-appointed on August 15, 2006. Mr. Malasek had previously served as Controller for NatureWell, Inc. from September of 2001 until October of 2002 at which time he began serving as Chief Financial Officer and Secretary until his resignation in May of 2005. From September 1987 until August 1999 Mr. Malasek was employed with Starwood Hotel & Resorts Worldwide, Inc. in a number of positions within the accounting department and became Assistant Controller in 1998 until his departure in 1999. Mr. Malasek received his Bachelor of Science in Accountancy from San Diego State University in 1998.

Mr. Malasek, as CFO, shall serve as such until for a period of six (6) months (the "Term") and shall automatically renew at the end of the Term unless terminated by the Parties pursuant to the requirements of that certain agreement by and between Malasek and the Company. Pursuant to the terms of the employment agreement, Mr. Malasek shall receive an monthly salary of Three Thousand Five Dollars ($3,500) and shall receive equity in the Company equal to twenty thousand (20,000) shares per month

Item 9.01(d) Financial Statements and Exhibits

The following exhibits are filed as part of this report:

10.1	Malasek Consulting Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLDTRADESHOW.COM, Inc.

Date: March 5, 2007	/s/ Sheldon Silverman Sheldon Silverman President, Chief Executive Officer and Chairman of the Board